Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in this Registration Statement of Firstbank Corporation on Amendment No. 1 to Form S-4 of our report dated February 28, 2007 on the consolidated financial statements of Firstbank Corporation appearing in the 2006 Form 10-K of Firstbank Corporation, on management's assessment of the effectiveness of internal control over financial reporting, and on the effectiveness of internal control over financial reporting, which report is included in the 2006 Form 10-K of Firstbank Corporation and to the reference to us under the heading "Experts" in the prospectus.

/s/ Crowe Chizek and Company LLC

Crowe Chizek and Company LLC
Grand Rapids, Michigan
April 30, 2007
Exhibit 23.1